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                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549

                                FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                     Commission File Number 0-13834

                 AMERICAN CITY BUSINESS JOURNALS, INC.
         (Exact Name of Registrant as specified in its charter)

                   128 South Tyron Street, Suite 2300
                    Charlotte, North Carolina  28202
                             (704) 375-7404
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock  $.01 par value
        (Title of each class of securities covered by this Form)

                                  None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)           [x]                Rule 12h-3(b)(1)(ii)[ ]
Rule 12g-4(a)(1)(ii)          [ ]                Rule 12h-3(b)(2)(i) [ ]
Rule 12g-4(a)(2)(i)           [ ]                Rule 12h-3(b)(2)(ii)[ ]
Rule 12g-4(a)(2)(ii)          [ ]
Rule 12h-3(b)(1)(i)           [x]                Rule 15d-6          [ ]

Approximate number of holders of record as of the certification or notice date: 1

   Pursuant to the requirements of the Securities Exchange Act of 1934, American City Business Journals, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


October 18, 1995                       By:  /s/Richard Koch

                                       Name:  Richard J. Koch
                                       Title:   Vice President and Secretary